Exhibit 99.1

NEWS

Georgia Gulf Reports 2008 Financial Results

•                 During 2008 cash increased $80 million and total long-term debt excluding lease financing obligation decreased by about $3 million, for a net debt reduction of $83 million

•                  Liquidity increased during the 4th quarter to $233 million, consisting of $143 million of available revolver capacity plus $90 million of cash

•                  EBITDA of $24.5 million for 4th quarter and $179.0 million for 2008 excluding 4th quarter restructuring costs, $10 million below the low end of annual guidance

•                  4th quarter includes cash restructuring charges of $13.2 million and non-cash impairment and restructuring charges of $157.3 million

•                  4th quarter EBITDA negatively impacted by an inventory holding loss of $24.8 million caused by a rapid decline in feedstock and product prices in the Aromatics segment

ATLANTA, GEORGIA – February 17, 2009 – Georgia Gulf Corporation (NYSE: GGC) today announced financial results for its fourth quarter and year ended December 31, 2008.

Georgia Gulf reported net sales of $535.6 million for the fourth quarter of 2008 compared to net sales of $776.4 million for the fourth quarter of 2007.  The decrease in sales is primarily due to lower prices and volumes driven by extremely difficult North American housing and construction market conditions, partially offset by higher Electrochemical Unit (ECU) values.

Georgia Gulf reported a net loss of $198.7 million or $5.76 per diluted share for the fourth quarter of 2008, compared to a net loss of $227.3 million, or $6.62 per diluted share during the same quarter in the previous year.  During the fourth quarter of 2008, the Company recorded charges of $170.5 million consisting of cash restructuring charges of approximately $13.2 million and non-cash charges of $157.3 million related to impairment of goodwill and intangibles and the closure of the Sarnia PVC resin plant.  Excluding the after-tax impact of these charges, the Company recorded a net loss of $36.3 million, or $1.06 per diluted share, in the fourth quarter of 2008.  The net loss for the fourth quarter of 2007 was $21.4 million, or $0.62 per diluted share, excluding the after tax impact of non-cash charges and a valuation allowance against deferred tax assets in Canada of $205.9 million, or $6.00 per diluted share.

“Georgia Gulf’s fourth quarter operational performance was impacted by the dramatic slowdown in sales during the final months of the year as well as inventory holding losses in Aromatics driven by benzene and propylene price declines,” said Paul Carrico, Georgia Gulf’s President and CEO.   “Despite one of the most challenging environments our industry has experienced in decades, we generated strong cash flows from operating activities of $56 million during the fourth quarter and increased our liquidity position to $233 million,” Mr. Carrico added.

For the year ended December 31, 2008, Georgia Gulf’s sales were $2.9 billion, compared to $3.2 billion during 2007.  The decrease in sales was attributed to lower volumes in all segments partially offset by higher ECU values.  In 2008, Georgia Gulf recorded a net loss of $257.6 million, or $7.48 per diluted share, compared to a net loss of $266.0 million or $7.75 per diluted share in the prior year.  During 2008, the Company recorded charges of $197.9 million consisting of cash restructuring charges of approximately $22.0 million and non-cash charges of $176.0 million related to impairment of goodwill, intangibles and other long-lived assets in the fourth quarter.  Excluding the after-tax impact of these charges, the Company recorded a net loss of $75.8 million or $2.20 per diluted share in 2008.  Excluding the non-cash charges and a valuation allowance against deferred tax assets in Canada, the Company recorded a net loss of $56.3 million or $1.64 per diluted share in 2007.

In 2008, Georgia Gulf took the following actions in response to market conditions:

•                  Permanently closed two PVC resin plants representing about 25 percent of Georgia Gulf’s capacity

•                  Reduced cost structure by consolidating production and closing 4 other manufacturing facilities

•                  Reduced SG&A expenses by 25 percent, approximately $57 million

•                  Reduced headcount by 15 percent

•                  Sold the outdoor storage business for $13 million

•                  Sold underutilized assets for $67 million, including land in Pasadena, Texas

“In 2008, we responded aggressively to deteriorating market conditions throughout the year,” said Paul Carrico, Georgia Gulf’s President and CEO.   “In 2009, we will realize the full benefit of those actions.  We have taken additional steps in January and February to align our operations to the level of demand in the market.  If conditions deteriorate further than we expect, we are prepared to take additional actions,” Mr. Carrico added.

Chlorovinyls

In the Chlorovinyls segment, fourth quarter 2008 sales decreased to $271.5 million from $356.4 million during the fourth quarter of 2007 driven by lower volumes. The segment posted an operating loss of $4.5 million compared to an operating loss of $31.9 million during the same quarter in the prior year.  During the fourth quarter of 2008, charges of $54.0 million consisting of cash restructuring charges of approximately $8.3 million and non-cash impairment of long-lived asset charges of $45.7 million primarily related to the closure of the Sarnia PVC resin plant were recorded in the Chlorovinyls segment.  During the fourth quarter of 2007, non-cash charges of $55.5 million for impairment of goodwill and intangibles were recorded in the Chlorovinyls segment.  Adjusted operating income was $49.5 million in the fourth quarter of 2008 compared to $23.5 million in the fourth quarter of 2007.  The increase in adjusted operating income was primarily due to higher ECU values and lower raw material costs, partially offset by lower sales volumes.

Window & Door Profiles and Mouldings

In the Window & Door Profiles and Mouldings segment, sales were $80.8 million for the fourth quarter of 2008, compared to $126.1 million during the same quarter in the prior year. Sales on a constant currency basis declined 30 percent.  The decline in sales reflects extremely difficult conditions in the North American housing and construction markets, particularly related to new home construction. The segment’s operating loss was $121.5 million for the fourth quarter of 2008, compared to an operating loss of $60.0 million during the same quarter in the prior year.  During the fourth quarter of 2008, non-cash charges of $111.0 million primarily related to impairment of goodwill and intangibles were recorded in the Window & Door Profiles and Mouldings segment.  During the fourth quarter of 2007, non-cash charges of $61.8 million primarily for the impairment of goodwill, intangibles, and other long-lived assets and a loss on sale of assets of $0.8 million were recorded in this segment.  Adjusted operating loss was $10.5 million in the fourth quarter of 2008 compared to adjusted operating income of $2.5 million in the fourth quarter of 2007.  The increase in adjusted operating losses is primarily the result of lower sales volume, partially offset by cost reductions.

Outdoor Building Products

In the Outdoor Building Products segment, sales were $80.6 million for the fourth quarter of 2008, compared to $118.8 million during the same quarter in the prior year. Sales on a constant currency basis declined about 22 percent compared to the same period in 2007.  The decrease in sales reflects the extremely difficult conditions in the North American housing and construction markets and the lost sales associated with the sale of the outdoor storage business. The segment reported an operating loss of $12.6 million for the fourth quarter of 2008, compared to an operating loss of $53.6 million during the same quarter in the prior year.  During the fourth quarter of 2008, charges of $4.4 million, consisting of cash restructuring charges of approximately $3.7 million and non-cash impairment charges of $0.7 million were recorded in the Outdoor Building Products segment.   In the fourth quarter of 2007, non-cash charges of $39.4 million primarily for impairment of goodwill, intangibles, and other long-lived assets and cash restructuring charges of $0.7 million were recorded in this segment.  Adjusted operating loss was $8.2 million in the fourth quarter of 2008 compared to an adjusted operating loss of $13.5 million in the same period in 2007. The decrease in adjusted operating loss is primarily related to the sale of the outdoor storage business.

Aromatics

In the Aromatics segment, sales decreased to $102.7 million for the fourth quarter of 2008 from $175.1 million during the fourth quarter of 2007. Sales decreased due to lower volumes and prices.  During the fourth quarter of 2008, the segment recorded an operating loss of $27.6 million, compared to operating income of $3.5 million during the same quarter in 2007.  The decrease in operating income was due to inventory holding losses of $24.8 million caused by the rapid decline in feedstock and product prices during the quarter.

Liquidity and Debt Reduction

As of December 31, 2008, the Company had $90 million of cash on hand as well as $143 million of borrowing capacity available under its revolving credit facility.  The Company reduced net debt by $83 million during 2008 and was in compliance with its debt covenants for the quarter ended December 31, 2008.

Conference Call

The Company will discuss fourth quarter and 2008 financial results and business developments via conference call and webcast on Tuesday, February 17, 2009 at 10:00 a.m. EST. To access the Company’s fourth quarter conference call, please dial 888-552-7928 (domestic) or 706-679-6164 (international).  To access the conference call via Webcast, log on to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112207&eventID=2093472.  Playbacks will be available from 11:00 AM ET Tuesday, February 17, to midnight ET Wednesday, February 24.  Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international).  The conference call ID number is 85044696.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products. The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, and deck, fence and rail products. Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to continued compliance with covenants in our credit facility, our ability to negotiate covenant relief and waivers from our lenders under the credit facility, and availability of funds thereunder, future global economic conditions, economic conditions in the industries to which our products are sold, uncertainties regarding asset sales, synergies, potential sale-leaseback arrangements, operating efficiencies and competitive conditions, industry production capacity, raw materials and energy costs, uncertainties relating to Royal Group’s business and liabilities and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2007.

Use of Non-GAAP Measures

1.  Adjusted Operating Income (Loss)

Georgia Gulf supplements its reporting of segment Operating Income (Loss) information determined in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”) by using “Adjusted Operating Income (Loss)” in this earnings release as a measure to evaluate the performance of the Company’s segments.  Adjusted Operating Income (Loss) is defined as segment operating income (loss) excluding cash and non cash restructuring charges, gains (losses) on asset sales and non-cash goodwill, intangible and other long-lived asset impairments.  The Company believes Adjusted Operating Income (Loss) provides useful information to management and investors in understanding the Company’s financial results and assessing the Company’s prospects for future performance.

The Company excludes cash and non cash restructuring charges, gains (losses) on asset sales and non-cash goodwill, intangible other long-lived asset impairments from Operating Income (Loss) to determine Adjusted Operating Income (Loss).  Management believes that excluding these items from operating results improves management’s and investors’ ability to analyze segment operating trends.

Adjusted Operating Income (Loss) should be considered in addition to, and not as a substitute for, operating income (loss) determined in accordance with GAAP.  Further, Georgia Gulf’s measure of Adjusted Operating Income (Loss) may not be comparable to similarly titled measures reported by other companies.

A reconciliation of Operating Income (Loss) determined in accordance with GAAP to Adjusted Operating Income (Loss) is included in this release.  Investors are strongly urged to review this reconciliation. In addition, the exclusion of the adjustment items in the calculation of this non-GAAP measure does not imply that such items are non-recurring, infrequent or unusual. The

Company has experienced such items in prior periods, and may experience similar items in future periods.

2. Net Debt

Georgia Gulf supplements its reporting of total debt in accordance with GAAP by using “Net Debt” in this earnings release as a measure to evaluate the Company’s liquidity.  Net Debt is defined as the current portion of long-term debt, plus long-term debt excluding lease financing obligations, plus the balance of receivables sold under the asset securitization program, less cash and cash equivalents.  The Company believes Net Debt provides useful information to management and investors in understanding the Company’s financial results and assessing the Company’s liquidity.

The Company subtracts cash and cash equivalents from total debt to arrive at Net Debt because management believes this measure facilitates management’s and investors’ ability to analyze the Company’s ability to generate cash and pay down debt.  The Company excludes the lease financing obligations to arrive at Net Debt because this amount is excluded from outstanding debt in the Company’s senior credit facility debt covenant calculations.

Net Debt should be considered in addition to, and not as a substitute for, total debt in accordance with GAAP.  Further, Georgia Gulf’s measure of Net Debt may not be comparable to similarly titled measures reported by other companies.

A reconciliation of total debt determined in accordance with GAAP to Net Debt is included in this release.  Investors are strongly urged to review this reconciliation.  In addition, the subtraction of cash and cash equivalents in the calculation of this non-GAAP measure does not imply that the Company will use cash and cash equivalents on hand to pay down total debt.  The Company has used cash and cash equivalents to pay down total debt in prior periods and may do so in future periods.

3. EBITDA and EBITDA Excluding Fourth Quarter 2008 Restructuring

Georgia Gulf supplements its earnings release with EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization, non-cash restructuring and goodwill, intangibles, and other long-lived asset impairment) and EBITDA excluding Fourth Quarter 2008 Restructuring because investors and management commonly use EBITDA to measure the Company’s ability to service its indebtedness.  EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance or to cash provided by operating activities as a measure of liquidity. In addition, our calculation of EBITDA and EBITDA excluding Fourth Quarter 2008 Restructuring may be different from the calculation used by other companies and, therefore, comparability may be limited.

A reconciliation of operating income (loss) determined in accordance with GAAP to EBITDA and EBITDA excluding Fourth Quarter 2008 Restructuring to EBITDA is included in this release.

CONTACTS:

Georgia Gulf Corporation
Investor Relations:

Martin Jarosick

(770) 395-4524

# # #

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,
In thousands	2008	2007
ASSETS
Cash and cash equivalents	$89,975	$9,227
Receivables	117,287	211,613
Inventories	240,199	366,545
Prepaid expenses	21,360	19,999
Income tax receivable	2,264	15,837
Deferred income taxes	22,505	25,049
Total current assets	493,590	648,270
Property, plant and equipment, net	760,760	967,188
Goodwill	189,003	282,282
Intangibles	15,905	75,789
Other assets	150,643	196,262
Long term assets held for sale	500	31,873
Total assets	$1,610,401	$2,201,664
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$56,843	$24,209
Accounts payable	105,052	232,477
Interest payable	16,115	17,752
Income taxes payable	3,476	1,094
Accrued compensation	9,890	32,882
Liability for unrecognized tax benefits	27,334	79,431
Other accrued liabilities	49,693	59,680
Total current liabilities	268,403	447,525
Long term debt	1,337,307	1,357,799
Deferred income taxes	70,141	134,464
Liability for unrecognized tax benefits	34,592	37,874
Other non-current liabilities	39,886	27,201
Total liabilities	1,750,329	2,004,863
Stockholders’ equity
Preferred Stock	—	—
Common stock	345	344
Additional paid-in capital	105,484	103,238
Accumulated other comprehensive (loss) income	(27,255)	48,489
Retained (deficit) earnings	(218,502)	44,730
Total stockholders’ equity (deficit)	(139,928)	196,801
Total liabilities and stockholders’ equity	$1,610,401	$2,201,664

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
In thousands (except share data)	2008	2007	2008	2007

Net sales	$535,609	$776,416	$2,916,477	$3,157,270

Operating costs and expenses
Cost of sales	499,753	712,596	2,717,409	2,851,426
Selling, general, and administrative expenses	38,115	58,390	168,572	225,607
Goodwill, intangible and other long-lived asset impairments	157,262	156,423	175,958	158,960
Restructuring costs	13,215	505	21,973	3,659
(Gains) losses on sale of assets	—	1,304	(27,282)	1,304
Total operating costs and expenses	708,345	929,218	3,056,630	3,240,956

Operating loss	(172,736)	(152,802)	(140,153)	(83,686)

Other income (expense)
Interest expense, net	(35,048)	(34,401)	(133,205)	(133,763)
Foreign exchange (loss) gain	(3,679)	3,215	(4,264)	6,286

Loss from continuing operations before income taxes	(211,463)	(183,988)	(277,622)	(211,163)

Provision (benefit) for income taxes	(12,774)	42,447	(19,979)	44,000

Loss from continuing operations	(198,689)	(226,435)	(257,643)	(255,163)

Discontinued operations, net of tax	—	(890)	—	(10,864)

Net loss	$(198,689)	$(227,325)	$(257,643)	$(266,027)

Loss per share:
Basic:
Loss from continuing operations	$(5.76)	$(6.59)	$(7.48)	$(7.43)
Loss from discontinued operations	—	(0.03)	—	(0.32)
	$(5.76)	$(6.62)	$(7.48)	$(7.75)

Diluted:
Loss from continuing operations	$(5.76)	$(6.59)	$(7.48)	$(7.43)
Loss from discontinued operations	—	(0.03)	—	(0.32)
	$(5.76)	$(6.62)	$(7.48)	$(7.75)

Weighted average common shares
Basic	34,480	34,359	34,458	34,347
Diluted	34,480	34,359	34,458	34,347

GEORGIA GULF CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
In thousands	2008	2007	2008	2007
Cash Flows From Operating Activities:
Net loss	$(198,689)	$(227,325)	$(257,643)	$(266,027)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	31,222	38,274	143,718	150,210
Foreign exchange (gain)loss	6,809	(3,057)	7,108	(10,357)
Deferred income tax (benefit) expense	(10,346)	41,898	(23,435)	29,695
Tax (deficiency) related to stock plans	(85)	(265)	(945)	(1,142)
Goodwill, intangibles and other long-lived asset impairments	157,262	156,423	175,958	158,960
Stock based compensation	810	1,635	3,302	10,856
Other non-cash items	7,493	11,680	(14,849)	24,760
Change in operating assets, liabilities and other	61,312	41,971	15,486	31,204
Net cash provided by continuing operations	55,788	61,234	48,700	128,159
Net cash provided by discontinued operations	—	—	—	398
Net cash provided by operating activities	55,788	61,234	48,700	128,557
Cash Flows From Investing Activities
Capital expenditures	(18,522)	(11,046)	(62,545)	(83,669)
Proceeds from sale of PP&E	1,711	25,617	79,806	105,258
Net cash (used in) provided by investing activities	(16,811)	14,571	17,261	21,589
Cash Flows From Financing Activities:
Net change in revolving line of credit	—	(650)	107,718	(7,241)
Proceeds from long-term debt	—	—	—	95,865
Payments of long-term debt	(909)	(71,584)	(74,004)	(224,505)
Fees paid to issue debt	—	—	(9,823)	(3,241)
Purchase and retirement of common stock	—	—	(110)	(685)
Common stock dividends paid	—	(2,775)	(8,379)	(11,099)
Net cash (used in) provided by financing activities	(909)	(75,009)	15,402	(150,906)
Effect of exchange rate changes on cash and cash equivalents	(813)	444	(615)	346
Net change in cash and cash equivalents	37,255	1,240	80,748	(414)

Cash and cash equivalents at beginning of period	52,720	7,987	9,227	9,641

Cash and cash equivalents at end of period	$89,975	$9,227	$89,975	$9,227

GEORGIA GULF CORPORATION AND SUBSIDARIES

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
In Thousands	2008	2007	2008	2007

Segment net sales:
Chlorovinyls	$271,486	$356,424	$1,379,957	$1,409,129
Window and door profiles and mouldings	80,776	126,115	408,880	507,968
Outdoor building products	80,628	118,780	508,803	573,250
Aromatics	102,719	175,097	618,837	666,923
Net Sales	$535,609	$776,416	$2,916,477	$3,157,270

GEORGIA GULF CORPORATION AND SUBSIDIARIES

SEGMENT INFORMATION - RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS)

(Unaudited)

	Three months ended December 31, 2008
In Thousands	Operating Income (Loss)	Restructuring	Goodwill, intangible and other long-lived asset Impairments	(Gain)/loss on sale of assets	Adjusted Operating Income (Loss)

Segment:
Chlorovinyls	$(4,468)	$8,277	$45,719	$—	$49,528
Window and door profiles and mouldings	(121,472)	11	111,003	—	(10,458)
Outdoor building products	(12,622)	3,687	727	—	(8,208)
Aromatics	(27,606)	—	—	—	(27,606)
Unallocated corporate	(6,568)	1,240	(187)	—	(5,515)
Total	$(172,736)	$13,215	$157,262	$—	$(2,259)

	Three months ended December 31, 2007
	Operating Income (Loss)	Restructuring	Goodwill, intangible and other long-lived asset Impairments	(Gain)/loss on sale of assets	Adjusted Operating Income (Loss)

Segment:
Chlorovinyls	$(31,939)	$(25)	$55,487	$—	$23,523
Window and door profiles and mouldings	(60,014)	(149)	61,864	762	2,464
Outdoor building products	(53,633)	679	39,072	370	(13,512)
Aromatics	3,476	—	—	—	3,476
Unallocated corporate	(10,692)	—	—	171	(10,521)
Total	$(152,802)	$505	$156,423	$1,304	$5,430

	Year ended December 31, 2008
	Operating Income (Loss)	Restructuring	Goodwill, intangible and other long-lived asset Impairments	(Gain)/loss on sale of assets	Adjusted Operating Income (Loss)

Segment:
Chlorovinyls	$60,205	$10,579	$62,535	$(1,689)	$131,630
Window and door profiles and mouldings	(137,415)	1,445	112,883	1,210	(21,877)
Outdoor building products	(26,917)	8,709	727	2,027	(15,454)
Aromatics	(34,979)	—	—	—	(34,979)
Unallocated corporate	(1,047)	1,240	(187)	(28,830)	(28,824)
Total	$(140,153)	$21,973	$175,958	$(27,282)	$30,496

	Year ended December 31, 2007
	Operating Income (Loss)	Restructuring	Goodwill, intangible and other long-lived asset Impairments	(Gain)/loss on sale of assets	Adjusted Operating Income (Loss)

Segment:
Chlorovinyls	$52,122	$306	$55,481	$37	$107,946
Window and door profiles and mouldings	(54,477)	2,315	61,912	571	10,322
Outdoor building products	(50,864)	1,038	41,567	370	(7,889)
Aromatics	10,459	—	—	—	10,459
Unallocated corporate	(40,926)	—	—	325	(40,601)
Total	$(83,686)	$3,659	$158,960	$1,304	$80,237

Georgia Gulf Corporation & Subsidiaries

Reconciliation of Total Long-Term Debt to Net Debt

(In Millions)	12/31/08	12/31/07

Total Long-term Debt On Balance Sheet	1,394	1,382

Asset Securitization	111	147
			Decrease in
Total Long-Term Debt	$1,505	$1,529	Long-term Debt,
			Excluding Lease
Less: Lease Financing Obligations	(91)	(113)	Financing
			Obligations
Total debt, excluding Lease Financing Obligations	1,414	1,416	$3

Less: Cash and Cash Equivalents	(90)	(9)	Decrease in
			Net Debt
Net Debt	$1,324	$1,407	$83

Note: Net Debt = Current portion of long term debt plus long term debt excluding lease financing obligations plus the balance of receivables sold under the asset securitization program, less cash and cash equivalents

Reconciliation of Operating Income (Loss) to EBITDA and EBITDA Excluding Fourth Quarter 2008 Restructuring

Three months ended December 31, 2008

					Goodwill
	Q4’08			Q4’08	Intangible
	EBITDA			Depreciation	& Other Long			Operating
	excluding Cash	Cash	Q4’08	and	Lived Asset	Non-Cash		Income
(In Millions)	Restructuring	Restructuring	EBITDA	Amortization	Impairment	Restructuring	Other	(Loss)

Chlorovinyls	$67.9	$(8.3)	$59.6	$(17.1)	$(1.4)	$(45.6)	$0.0	$(4.5)
Window & Door and Mouldings	(2.7)	0.0	(2.7)	(7.8)	(110.6)	(0.4)	0.0	(121.5)
Outdoor Building Products	(5.5)	(3.7)	(9.2)	(2.7)	(0.1)	(0.6)	0.0	(12.6)
Aromatics	(26.4)	0.0	(26.4)	(1.2)	0.0	0.0	0.0	(27.6)
Unallocated Corporate & Non-operating expenses, net	(8.8)	(1.2)	(10.0)	(0.3)	0.0	0.2	3.6	(6.5)
Total	$24.5	$(13.2)	$11.3	$(29.1)	$(112.1)	$(46.4)	$3.6	$(172.7)

Three months ended December 31, 2007

					Goodwill
					Intangible
				Depreciation	& Other Long		Operating
			Q4’07	and	Lived Asset		Income
(In Millions)			EBITDA	Amortization	Impairment	Other	(Loss)

Chlorovinyls			$42.7	$(19.5)	$(55.5)	$0.4	$(31.9)
Window & Door and Mouldings			11.6	(10.4)	(61.2)	0.0	(60.0)
Outdoor Building Products			(9.8)	(4.8)	(39.0)	0.0	(53.6)
Aromatics			5.2	(1.7)	0.0	0.0	3.5
Unallocated Corporate & Non-operating expenses, net			(6.9)	(1.7)	0.0	(2.2)	(10.8)
Total			$42.8	$(38.1)	$(155.7)	$(1.8)	$(152.8)

Year ended December 31, 2008

					Goodwill
	2008				Intangible
	EBITDA			Depreciation	& Other Long			Operating
	excluding Cash	Cash	2008	and	Lived Asset	Non-Cash		Income
(In Millions)	Restructuring	Restructuring	EBITDA	Amortization	Impairment	Restructuring	Other	(Loss)

Chlorovinyls	$203.7	$(8.3)	$195.4	$(73.4)	$(16.1)	$(45.6)	$(0.1)	$60.2
Window & Door and Mouldings	16.3	0.0	16.3	(42.8)	(110.6)	(0.4)	0.0	(137.5)
Outdoor Building Products	(8.3)	(3.7)	(12.0)	(14.2)	(0.1)	(0.6)	0.0	(26.9)
Aromatics	(29.3)	0.0	(29.3)	(5.7)	0.0	0.0	0.0	(35.0)
Unallocated Corporate & Non-operating expenses, net	(3.4)	(1.2)	(4.6)	(5.6)	0.0	0.2	9.1	(0.9)
Total	$179.0	$(13.2)	$165.8	$(141.7)	$(126.8)	$(46.4)	$9.0	$(140.1)

Year ended December 31, 2007

					Goodwill
					Intangible
				Depreciation	& Other Long		Operating
			2007	and	Lived Asset		Income
(In Millions)			EBITDA	Amortization	Impairment	Other	(Loss)

Chlorovinyls			$179.2	$(71.9)	$(55.5)	$0.4	$52.2
Window & Door and Mouldings			52.6	(45.9)	(61.2)	0.0	(54.5)
Outdoor Building Products			6.6	(18.4)	(39.0)	0.0	(50.8)
Aromatics			17.4	(7.0)	0.0	0.0	10.4
Unallocated Corporate & Non-operating expenses, net			(33.5)	(6.4)	0.0	(1.1)	(41.0)
Total			$222.3	$(149.6)	$(155.7)	$(0.7)	$(83.7)